Pricing Supplement No. 8                         Rule 424(b)(3)
Dated November 24, 1997                       File No.333-34029

(To Prospectus dated August 26, 1997 and
 Prospectus Supplement dated November 5, 1997)

INGERSOLL-RAND COMPANY
Medium-Term Notes, Series B, Due Nine Months or More from Date of Issue - Fixed Rate

Trade Date:                         November 24, 1997
Principal Amount:                         $60,000,000
Issue Price:                                  100.00%
Selling Agent's Commission:                     0.60%
Interest Rate:                                 6.510%
Interest Payment Date(s):        May 15, November ,15
Interest Payment Commencing Date:         May 15,1998
Stated Maturity:                     December 1, 2004
Original Issue Date:                 December 1, 1997
Net Proceeds to Issuer:                   $59,640,000
Regular Record Date(s):             May 1, November 1
CUSIP NO.:                                 45686X CG6
Name of Trustee:                 The Bank of New York

Form:         [x]  Book-Entry Note
              [ ]  Certified Note

Redemption:   [x]  The Notes cannot be redeemed prior to
                   maturity
              [ ]  The Notes may be redeemed prior to maturity

  Initial Redemption Date:
  Initial Redemption Price:  $ -
  Annual Redemption Price Reduction:  $ -

Repayment:    [x]  The Notes cannot be repaid prior to
                   maturity
              [ ]  The Notes can be repaid prior to
                   maturity at the option of the holder

  Repayment Price:    -
  Repayment Date:
  Amortizing Note: [ ]  Yes
                   [ ]  No

  Basis for formula for amortization:

Discount Note:     [ ]  Yes
                   [x]  No

  Total Amount of Original Issue Discount ("OID"):
  Original Yield to Maturity:
  Initial Accrual Period OID:
  Method Used to Determine Yield for Initial Accrual Period:
                   [ ]  Approximate    [ ]  Exact

Capacity:          [x]  Agent          [ ]  Principal

If as principal:   [ ]  The Notes are being offered at
                        varying prices related to prevailing
                        market prices at the time of resale.

                   [ ]  The Notes are being offered at a
                        fixed initial public offering price
                        [     ]% of Principal Amount.
                        The Notes are being reoffered to
                        dealers with a reallowance not to
                        exceed [ ]% of the discount.

Special Provision:


Agents:
              SALOMON BROTHERS INC.               $15,000,000
              MERRILL LYNCH & CO.                 $15,000,000
              CHASE SECURITIES INC.               $15,000,000
              J. P. MORGAN & CO.                  $15,000,000